Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13D with respect to the shares of common stock, $0.0001 par value each, of UAS Drone Corp. beneficially owned by each of them. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13D.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 6th of July, 2021.

/s/ Yosef Levy /s/ Meir Gridish
Y.D More Investments Ltd.
By: Yosef Levy Title: Co-CEO	Meir Gridish Chairman of the board

/s/ Yosef Levy /s/ Meir Gridish
More Provident Funds Ltd.
By: Yosef Levy Title: Director	Meir Gridish Chairman of the board

/s/ Meir Gridish
B.Y.M. Mor Investments Ltd.
By: Meir Gridish Title: Director

/s/ Eli Levy
Eli Levy

/s/ Yosef Levy
Yosef Levy

/s/ Benjamin Meirov
Benjamin Meirov

/s/ Yosef Meirov
Yosef Meirov

/s/ Michael Meirov
Michael Meirov

/s/ Dotan Meirov
Dotan Meirov